UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AEP INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	22-1916107
(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)

95 Chestnut Ridge Road
Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Series A Preferred Stock Purchase Rights	Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A (the “Registration Statement”) filed by AEP Industries Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 31, 2011 relating to the Rights Agreement dated as of March 31, 2011 (the “Rights Agreement”) by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”). A description of the Series A Junior Participating Preferred Stock, par value $1.00 per share (the “Preferred Stock”), of the Company was set forth under Item 3.03 of the Company’s Current Report on Form 8-K, filed with the SEC on March 31, 2011, which description is incorporated herein by reference. Such description of the Preferred Stock is amended to add the following paragraphs:

On March 28, 2014, the Company entered into an Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”) with the Rights Agent. The Amended and Restated Rights Agreement amends and restates the Rights Agreement in its entirety.

The Amended and Restated Rights Agreement provides rights and protections (with certain modifications) similar to those provided by the Rights Agreement. The terms of the Amended and Restated Rights Agreement materially amend the terms of the Rights Agreement as follows: (i) the expiration date is extended from March 31, 2014 to March 31, 2017 (or such later date as may be established by the Board of Directors prior to the expiration of the rights, or unless earlier redeemed or exchanged); (ii) the initial purchase price for each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a Right (as defined therein) is increased from $150 to $330; and (iii) the definition of “Acquiring Person” is amended to decrease the beneficial ownership threshold for becoming an Acquiring Person from 15% to 10% (and the definition of Exempt Person is similarly amended to reflect such 10% beneficial ownership threshold); therefore, an “Acquiring Person” means any person or group (together with all affiliates and associates of such person or group and any person or group of persons acting in concert therewith) that beneficially owns 10% or more of the Company’s common stock then outstanding, but shall not include an Exempt Person (as defined therein). The Amended and Restated Rights Agreement also includes certain other technical and conforming changes that the Company determined to be necessary or desirable in light of the foregoing modifications.

The description of the Amended and Restated Rights Agreement above does not purport to be complete and is qualified in its entirety by the full text of the Amended and Restated Rights Agreement (including the exhibits attached thereto) attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 28, 2014 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit	Description

4.1	Amended and Restated Rights Agreement, dated as of March 28, 2014, by and between AEP Industries Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on March 28, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AEP INDUSTRIES INC.

Date: March 28, 2014	By:	/s/ LINDA N. GUERRERA
Linda N. Guerrera
Vice President and Controller

EXHIBIT INDEX

Exhibit	Description

4.1	Amended and Restated Rights Agreement, dated as of March 28, 2014, by and between AEP Industries Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on March 28, 2014).